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                                                                    Exhibit 99.1

CONTACTS:
Gart Sports Company                                     Investor/Press Relations
Thomas T. Hendrickson                                                 Geoff High
Executive Vice President                    Pfeiffer High Public Relations, Inc.
Chief Financial Officer                        Investor/Public Relations Counsel
303/863-2293                                                        303/393-7044

FOR IMMEDIATE RELEASE:                                                     NEWS
----------------------
June 7, 2001                               Nasdaq National Market-GRTS, AMEX-OSH

                 GART SPORTS COMPANY COMPLETES ACQUISITION OF
                            OSHMAN'S SPORTING GOODS

DENVER- Gart Sports Company (Nasdaq National Market: GRTS) today announced that it has completed its acquisition of Houston-based Oshman's Sporting Goods, Inc. (formerly AMEX: OSH). In separate meetings held this morning in Denver and Houston, shareholders of both companies approved the previously announced transaction, valued at approximately $99 million based on today's closing price of Gart Sports' common stock. Oshman's shareholders received $7.00 in cash and
0.55 shares of Gart Sports common stock for each share of Oshman's common stock held.

As previously reported, the combined company will be managed from Gart Sports' corporate headquarters in Denver. With the addition of the 58 Oshman's stores, Gart will operate 178 stores in 25 states. Collectively, Gart Sports and Oshman's generated revenue of approximately $1.1 billion during the fiscal year ended February 3, 2001. The combined company's common stock will trade on the Nasdaq National Market under Gart Sports' symbol, "GRTS."

"This is an exciting and momentous day for the employees and shareholders of both Gart Sports and Oshman's," said Doug Morton, Chairman, President and Chief Executive Officer of Gart Sports. "This acquisition clearly strengthens our position in the western half of the United States, and has provided us with another strong brand name and loyal customer base. We would like to extend a special welcome to the more than 2,500 Oshman's employees who have joined the Gart Sports team, and are excited about having them on board."

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In conjunction with the acquisition, Gart Sports has increased its revolving line of credit from $175 million to $300 million. The CIT Group/Business Credit, Inc. acted as the agent for the four-year facility.

Gart Sports was advised on this transaction by Stephens Inc., a full-service investment bank based in Little Rock, Arkansas, as well as Los Angeles-based Leonard Green & Partners, L.P. Oshman's was advised by New York City-based Financo, Inc.

Gart Sports is the second largest, publicly traded, full-line sporting goods retailer in the United States and the leading full-line sporting goods retailer in the Western United States. The Company offers a comprehensive high-quality assortment of brand name sporting apparel and equipment at competitive prices, and operates 178 stores in 25 states under the Gart Sports, Sportmart and Oshman's Sporting Goods names.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the sporting goods industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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